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EXHIBIT 22.4

Transmittal Form



TRANSMITTAL   FORM

This Transmittal Form along with the stock certificates attached thereto and listed in the appropriate section below, are being sent by registered mail or by any other carrier who, in the case of loss or theft, is providing adequate insurance to cover the value of the stock certificates attached hereto.


[ Neither the Company nor the Transfer Agent assumes any liability for loss, theft or otherwise with respect to the non-delivery of any certificates being transmitted to the Transfer Agent pursuant to this Transmittal Form or pursuant to the Company's desire to have shareholders exchange their stock certificates for certificates being issued to reflect the Company's name change or reverse split of its common stock ]


TO:
Cottonwood Stock Transfer
5899 South State Street
Salt Lake City, UT 84107


Attached hereto are stock certificates bearing the Company's name as "Coronado Ventures, Inc." These certificates are either currently registered in the name of the individual or entity in who's name the new certificate as identified below will be issued OR the certificate has been appropriately endorsed and Medallion Signature Guaranteed. Each submitted certificate is further identified below:

     Shares          Registered Owner          Certificate Number


     -------         --------------------      -----------------------


Attached hereto are stock certificates bearing the Company's name as "Weststar Group, Inc." These certificates are either currently registered in the name of the individual or entity in who's name the new certificate as identified below will be issued OR the certificate has been appropriately endorsed and Medallion Signature Guaranteed. Each submitted certificate is further identified below:

     Shares          Registered Owner          Certificate Number


     --------        --------------------      -------------------------

Please issue one certificate of Arena Group, Inc. registered to the individual or entity listed below. The shares represented by the Arena Group, Inc. certificate have been computed by use of the following formula:

[14 shares of Coronado Ventures, Inc. equals 1 share of Arena Group, Inc.] [ 7 shares of Weststar Group, Inc. equals 1 share of Arena Group, Inc.]

Based on the above formula, please issue                         shares of Arena
                                        -------------------------
Group, Inc. to the individual or entity identified below:

         Name:

         Street Address:


         City, State, Zip Code: